Exhibit 99.1

AVI Media and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI Media Contact:

David Schull

Russo Partners

212.845.4271

David.schull@russopartnersllc.com

AVI BioPharma Announces Exercise of Underwriters’ Over-Allotment Option and

Closing of Public Offering of Common Stock

BOTHELL, WA — April 6, 2011 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced that, in connection with its previously announced public offering, the underwriters have exercised in full their over-allotment option to purchase an additional 3,000,000 shares of AVI BioPharma’s common stock at $1.50 per share, less underwriting discounts and commissions. AVI BioPharma also announced that it has closed its public offering of 23,000,000 shares of common stock at a public offering price of $1.50 per share, which included the sale of the shares pursuant to the over-allotment option. After deducting underwriting discounts and commissions and estimated offering expenses, the Company received net proceeds of approximately $32.0 million.

Lazard Capital Markets LLC and Piper Jaffray & Co. acted as joint book-running managers and ThinkEquity LLC acted as co-manager for the offering. Wedbush PacGrow Life Sciences acted as a financial advisor to the Company for the offering.

A shelf registration statement (File No. 333-160922) relating to these securities was filed on July 31, 2009 and declared effective by the Securities and Exchange Commission on August 13, 2009. The offering was made solely by means of a written prospectus, copies of which may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or via telephone at (800) 747-3924.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets.